Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

VTSS - Q3 2011 Vitesse Semiconductor Corp Earnings Conference Call

Event Date/Time: Aug 09, 2011 / 08:30PM GMT

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CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - President, CEO

Marty McDermut

Vitesse Semiconductor - SVP - Finance, CFO

CONFERENCE CALL PARTICIPANTS

Quinn Bolton

Needham & Company - Analyst

David King

B. Riley & Company - Analyst

Bob Sales

LMK Capital Management - Analyst

PRESENTATION

Operator

Hello, everyone, and welcome to the Vitesse Semiconductor Q3 fiscal year 2011 quarterly results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer-session. (Operator Instructions). Thank you. I would like to turn the conference over to Chris Gardner, Chief Executive Officer. Please begin.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thank you, Todd. Good afternoon. Welcome to our earnings call to review recently released financials for our third fiscal quarter 2011. A press release announcing our results was issued today, and you can find it on our website at Vitesse.com. Complete financial information for the quarter and our latest full year are also available on our website. I’m here today with Marty McDermut, our new CFO

Before we begin, I’d like to point out that during the course of this conference call, we will be making various remarks about future expectations, plans and prospects for the Company that constitute forward-looking statements under the purposes of the Safe Harbor provisions, under section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including risks and uncertainties that are detailed in the Company’s SEC filings. For further information about these risks and uncertainties, please read the Company’s SEC filings, including our annual report on Form 10-K for the year ended September 30, 2010. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this conference call. Furthermore, the Company is under no obligation to, and expressly disclaims any obligation to update or alter any of the forward-looking statements contained in this call, whether as a result of new information, further events, or otherwise, unless required to do so by law.

Before we move on to results for the quarter, I would like to welcome our new CFO, Marty McDermut, to Vitesse. We’re very pleased to have someone with Marty’s caliber and experience on our management team. Marty joined us just 2 weeks ago, hit the ground running and has worked closely with Rich Yonker to complete a timely transition. While Marty has had a lot to digest in the last couple of weeks, he’s come up to speed quickly, and he’s played a very detailed role in the roll-up of the financials for the quarter. He’ll provide his early observations during this call and we’ll also be following up, of course, with many of you after the call and likewise during the rest of the quarter. So with that, let me turn it over to Marty to review the results of the quarter.

Marty McDermut - Vitesse Semiconductor - SVP - Finance, CFO

Thanks, Chris, and good morning, everyone. Good afternoon to some. I’m very pleased to have been named the Chief Financial Officer of Vitesse and to be working with the first-class management team. It’s exciting to see where Vitesse is, where we’re going, and our potential. You’ll hear more about that later from Chris.

I’ve been in my role for about 2 weeks and I have a few observations. I’m impressed with the financial and accounting team, and the financial controls in place, and the financial analysis that’s provided. I’m also impressed with everyone’s drive to grow the Company efficiently and cost-effectively. I’m going to do everything I can to continue to drive incremental improvements in those areas, and as I get a better understanding of the Company’s operations and strategy, I plan to identify more opportunities that we can leverage. I want to make sure that the finance and accounting group is doing everything it can to support sales and operations to drive growth, and an immediate goal I have is to work with operations to improve our working capital position and increase inventory turns.

Now, I’ll comment on our results. Our third-quarter results were reported in the press release issued and on our Form 10-Q filed this afternoon. Highlights include — we increased the combined cash and restricted cash balances by $1.5 million over the second quarter with a total of $20.1 million at June 30. We improved our operating model, increasing our profitability potential from incremental sales and enabling us to lower our operating income break even to $35 million product revenue per quarter.

We were also pleased to announce during the quarter that the Company was added to the Russell Micro Cap Index and since the Index is widely followed, we anticipate that our in inclusion in the Index will increase visibility of our stock in the investor community. Going on to the income statement for Q3 2011. Q3 results for revenue, gross margin, and operating expense were all within the Company’s guidance. Revenue totaled $36 million, which includes intellectual property revenue. Product margin was 57.7%, which excludes IT. Total gross margin with IT was 62.5%, and operating expenses totaled $22.2 million. Product margin for Q3 was lower than the 62% we reported in Q2 of this year, as we anticipated and discussed in the second quarter’s call, the decrease is due to lower production as compared to the first 6 months of the year.

R&D expenses in Q3 totaled $12.6 million, a decrease of $2.4 million from the prior quarter, and the decrease results from lower tooling costs of $1.3 million, as well as other lower operating expenses. As you know, tooling investment fluctuates with the timing of new product development. The timing of our product development remains on target.

SG&A expense for the third quarter totaled $9.6 million, which was $400,000 lower than the prior quarter, and resulted from lower expenses across the board. The Company has taken advantage of ways to operate more efficiently, and with lower expenses. We will continue to do this, while ensuring key investments are made in new products.

Considering the costs and operational gains we have made so far, we set a new target for operating income breakeven at $35 million in quarterly product revenue, $3 million lower than we discussed in the last conference call. We keep increasing our operating leverage, our increasing operating leverage will increase the portion of gross profit that will drop to the operating income as our revenues grow.

In Q3, the Company had operating income of $300,000, or 1% of total revenues, which was net of the $900,000 of depreciation and amortization and $900,000 of stock-based compensation. In Q3, the non-GAAP operating income was $1.3 million, or 3.7% of total revenues, and that is net of adjustments for stock-based compensation and amortization of intangible assets.

The net income for Q3 was $6.6 million, or basic earnings per share of $0.26, or $0.21 per share on a fully diluted basis. On a non-GAAP basis, we had a net loss of $400,000, or a net loss of $0.02 per share. The major adjustments between GAAP and non-GAAP are the non-cash expenses of the stock-based compensation charges of $900,000 and the embedded derivative gain in the quarter of $8 million.

Next, the balance sheet highlights for Q3 2011. As I mentioned earlier, at the end of Q3, we had $20.1 million cash in the bank. That included $1.9 million in restricted cash and $18.2 million of unrestricted cash. In total, that’s an increase of $1.5 million, and that increase came from operations. We believe our cash levels are adequate to accomplish our goals and address any bumps that come along.

Cash flow from operations was positive $2.1 million in Q3, and that was offset by capital expenditures of $700,000, bringing the net to $1.5 million increase. Excluding changes in working capital, the cash flow from operations was positive $1.1 million. On July 15, we used $1.5 million restricted cash to pay down our Term A loan, which will lower interest expense over the remaining life of the loan by $300,000. Accounts payable and accrued liabilities were $1.4 million, lower than at the end of last quarter, and working capital at the end of the third quarter was $33 million. Inventory at the end of the quarter totaled $25 million and we are still on track to meet our goal of reducing it to $22 million by the end of the year.

Finally, I would like to review our long-term quarterly financial targets. With the additional savings and operational gains achieved during the quarter, we have lowered our quarterly revenue goal to achieve our long-term operational income goal. Our goals are now benchmarked to $45 million of revenue per quarter as compared to the prior benchmark of $50 million. We’ve also adjusted the long-term targets as a percentage of revenue too — for gross margin is now from 57% to 62% as compared to the prior of 55% to 60% and SG&A is now targeted to be 15% to 19% as compared to 14% to 17%. Other targets remain the same. R&D from 25% to 28%, operating income from 12% to 18%. EBITDA is from 15% to 21%. And now I’ll turn the call back to Chris.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thanks, Marty. I’ll start today by giving you some perspective on our Q3 revenue. As you recall, beginning in November of 2010, which is during our fiscal Q1, we and others in the industry experienced a slowdown in end-markets, primarily in Asia and particularly in China. Last quarter, we saw some small improvements in China, likely aided in part by the inventory buys to buffer risk from the Japan disaster. This quarter, we did not see continued strengthening, and Asia and China in particular, still remain at levels well below a year ago. In other regions, we continue to see pockets of strength and weakness when in segments of both our carrier and enterprise customers.

In Q3, we continued to deplete our modest channel inventory, reducing it to about 25 days. So we don’t expect going forward channel inventory will be any kind of drag on revenues. With this perspective, the results — we started Q3 with backlog a bit low compared to our historical average and we needed about 30% to 40% turns to meet our guidance.

Weakness in Asia, particularly in China and Japan persisted, as I mentioned. As a result, our core product revenue was down slightly in the quarter. Our Non-Core product revenue was down substantially, nearly 61% in Q3. It’s primarily due to the decline of our rate on chip processors to a single customer. We again had a solid quarter for intellectual property revenue.

In terms of revenues, we report business in 3 segments, Carrier, Enterprise, and Non-Core. In addition, we break out intellectual property revenue from product revenues. I’ll start with Carrier networking. In Q3 2011, Carrier was approximately $14.8 million, or 46% of our total product revenues of $32 million. Carrier was down 4.6% sequentially and down 1% from a year ago quarter. We continue to see a substantial amount of volatility in our customer base. This quarter, we saw renewed weakness from several customers in China who appear to be working through some inventory issues created by the Japan disaster. We expect these customers to return to more normal levels in Q4.

In Q3 2011, Enterprise was $16.1 million, which is about 51% of total product revenue. This is down 3% sequentially and about 14% on a year-to-year basis. We continue to see weakness from the optical module segment for Enterprise, which was down significantly in Q2 and again in Q3. In aggregate, our Carrier and Enterprise revenues, which we consider our core business, were $31 million in Q3, which is down 3.6% from Q2 2011.

Non-core revenue was just under $1 million, which is down 61% sequentially from Q2, and nearly 75% from the year-ago quarter. Non-core is now about 3% of our total product revenue, in line with our expectations and general guidance. We continue to expect Non-Core business to be lumpy and generally trend down and remain less than 5% of total revenue on an annualized basis.

IT revenue was $4.1 million in the quarter. Of this, $200,000 was royalty payments and the remainder of $3.9 million from IT agreements in the quarter. We entered into several new agreements, as well as completed milestones from existing agreements within the quarter. Our IT pipeline continues to strengthen. We have many active new opportunities for licensing of our intellectual property and we expect this business to continue in the range of 4% to 6% of our total revenues on an annualized basis.

In the quarter, our top customers were 42% of total product revenues. We had no customer over 10% of total revenues for the quarter. Of our top 10 customers, 6 are primarily Carrier, and 4 are primarily Enterprise focused. Geographically, Q3 sales were very similar to last quarter. North America at 50%, Asia-Pacific at 40%, and Europe at 10%.

Moving on to products, at the beginning of the year, we set a goal to introduce 20 new products in 2011. That’s on top of the 30 new products we introduced in 2010. I’m pleased to report that we recently achieved that goal several months early. As we get further into this product cycle, we continue to see strong indications that we can achieve the growth that we’ve anticipated. We continue to create design opportunities and design wins at levels 2 times higher than last year.

This quarter, we have created over 200 total new opportunities, 50% from our new products and nearly 50% of these at our Tier 1 customers. Thus far in 2011, we’ve had a very solid win rate. We’re converting more than 50% of our new opportunities into design wins typically after about

2 to 3 quarters. As a result, we again achieved a record number of new design wins in the quarter, up about 10% from last quarter. We had good traction across the board at our customer base.

The trends we’re seeing in our design opportunity pipeline, the resulting design wins and anticipated volume product ramps continue to support our forecast to drive new product revenue from less than 5% of total revenue in 2011 to 25% of total revenue by the end of 2012. That is in the fourth quarter. We anticipate that revenue from these new products will double from Q3 to Q4 2011, and then double again into Q1 2012 as this ramp starts to materialize. So we continue to feel very optimistic about products and their success in the market.

In addition, we continue to collect design wins from some of our older products. In many cases, it’s simpler for customers to reuse an older part that they are familiar with than to design in a newer part from Vitesse or from one of our competitors. 50% of the design wins last quarter came from products that are older than 3 years. It’s a good sign that our more mature business still has some legs. Overall, we expect the majority of this business to remain stable over the next few quarters, which is really as far as we can see.

I would like to take a couple of minutes to highlight one of our more exciting new markets that’s being enabled by some of our new products and that is mobile access. Mobile access market, often called wireless backhaul, is comprised of the infrastructure networks that interconnect cell towers and base stations and backhaul mobile network traffic to the core network infrastructure for wireless service providers. Mobile access networks are being upgraded around the globe to support newer radio technologies, such as 3G and 4G LTE.

To date, over 200 carriers worldwide have committed to new 4G rollouts that will provide dramatically higher data rates and new revenue-generating services, such as streaming video. The availability of sufficient capacity to backhaul this data will be enabling requirement for these new developments. As a result, carriers are transitioned these mobile networks from SONET T1/E1 connections to packet networks based on ethernet using optical fiber connections or microwave connections. Dell’Oro has forecasted the demand for IP-based switches and routers will double over the next 5 years and equipment revenues in this market are forecasted to approach $9 billion by 2015.

In 2010 and 2011, Vitesse deployed over 10 new products into this segment. We introduced both switches and stand-alone PHYS with advanced carrier class features required in these new packet-based networks. As of today, we’ve captured more than 50 design wins at 20 separate OEMs that represent over 50% of the total sales worldwide for mobile access equipment, particularly for ethernet and microwave-based systems, and we continue to see a growing list of new opportunities across the board at our Tier 1 and Tier 2 customers.

Many of our design wins are based on our new gigabit ethernet and 10 gigabit ethernet PHYS with packet-based timing and synchronization technology. This technology enables carriers to implement the synchronization of their networks, using enhanced timing standard in ethernet called 1588 V2. Heavy Reading forecast that 75% of cell sites worldwide will use this technology by 2015. Effectively, it will obsolete existing circuit-based technologies, including old SONET technology. It’s important to note that getting the same timing accuracy with the new 1588 technology is key to enable this transition, particularly in 4G LTE networks.

Our recently introduced 8574, 8488 PHYS, and our 8492 OTN mapper implement the 1588 technology at gigabit and 10-gigabit speeds. We’ve seen tremendous interest in the design activity in these parts, as they allow our customers to easily upgrade their existing systems to implement accurate 1588 timing and synchronization. These devices also enhance the performance-monitoring capabilities of the network, which is important for service providers to ensure that the synchronization of their networks meets the specifications. Typically, these new products are being designed into base stations, cell site routers, pre-aggregation and aggregation routers and switches.

Based on our design wins to date and follow-on opportunities that we’re engaging in, we believe we have market share leadership in 1588 physical layer devices. Our leadership is based on technology that is better than our competition in 2 critical areas. First, we’re unique in providing sub-10-nanosecond timing accuracy that’s required, particularly for new LTE deployments. And second, we’re unique in providing complete classification for a broad variety of traffic types, including NTLS and ethernet OEM. Effectively, we can handle all the different types of packets that will traverse the network. In addition, we’re the only vendor today that supplies products for gigabit, 10-gigabit, and OTN applications to provide our customers complete interoperable solution across their portfolio from base station equipment to routers to packet transport systems.

We started to ship samples of these new devices about 6 months ago, and expect early customers to start ramping in Q1 2012. We estimate based on Carrier design cycles, we’ll see a majority of the current wins ramping in the second half of 2012. We expect to exceed $7 million in revenue in the year, that is 2012, from these products. This should nearly double in 2013.

This is an excellent example of how we’ve repositioned the Company’s product portfolio from older SONET-based technologies targeted at the core of the network to state of the art packet-based technologies that will be deployed closer to the edge of the network. The industry is starting to accelerate the adoption of these new technologies, driven by the basic demands for high bandwidth, lower costs, and more services within the network. We believe we’re very well positioned to take advantage of the acceleration of this migration.

Now, let me turn to our outlook for Q4. These are, of course, estimates based on current knowledge, which is subject to change. As such, it’s covered under our Safe Harbor statement.

We entered the quarter again with about 60% of our Q4 guidance in backlog, similar to last quarter. We are cautious certainly about the overall market, but do see first signs of production orders for new products, and believe that Q4 will be the beginning of a growth cycle for us, based on these new products. We are, however, cognizant of the very recent turmoil in the markets and the potential effect it could have on our overall business and we will manage our expenses accordingly in the quarter.

Because of this and based on booking trends and estimated turns of business, as well as our current backlog, we estimate that revenues for the third quarter of 2011 will be in the range of $35 million to $38 million, we anticipate gross margins will be in the range of 59% to 61% of revenues, overall margins are expected to be 2 to 3 points higher. We’ll continue to focus on reducing operating expenses and forecast them to be in the range of $21.5 million to $23 million.

I would like to close by reiterating our goals. First, we remain committed to improving the financial performance of the Company. In the third quarter, we achieved operating profitability, cash flow breakeven. And on July 15, made a small paydown to our Term A senior debt. We substantially reduced operating breakeven and again improved our operating leverage. We’re well ahead of our goal to reduce breakeven from $42 million last year to $39 million in 2011, and we’ll continue to drive our leverage.

Our new goal, as Marty mentioned, is now to get operating breakeven to $35 million in revenue. We’re going to continue our relentless focus on operating efficiency, and our R&D investments are beginning to bear fruit. We’ve got strong indicators of traction in the market, and we’re converting these opportunities into market share. We’ve seen the beginning of production ramps happening here in the fourth quarter, we continue to believe we invested wisely in the right markets, and we’re now well positioned to benefit from the long-term secular growth opportunity in both Carrier and Enterprise networking.

Thank you to our employees for your continued efforts, and all of our shareholders for your continued support. With that, I’m pleased to turn it over to Todd for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from Quinn Bolton with Needham & Company.

Quinn Bolton - Needham & Company - Analyst

Hi, Chris and Marty. Congratulations on the good results.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thank you, Quinn.

Quinn Bolton - Needham & Company - Analyst

Just wondered, Chris, you went into a lot of detail on the mobile access market and some of the design wins you had there. Just wondering if you could go, spend a little bit of time talking about the competitive landscape. Is it sort of the same focus you tend to see in the enterprise or do you see new players? And then second question in that area, is there an opportunity to work with reference design partners to help increase market share or does it tend to be sort of a stand-alone sale opportunity? Then I got a couple of follow-on questions.

Chris Gardner - Vitesse Semiconductor - President, CEO

Okay. So the competitors in that space are typically the same guys you would see in the enterprise. I say we see Broadcomm more than we see Marvell and we really don’t see the real low end enterprise, the real Tech Et Cetera of the world in the carrier space. We also compete with other products, such as network processors, et cetera. But one of the things we’re finding is that the accuracy that those products can attain is just not the same level of accuracy that we can attain with our solution when integrated into the FI chips.

So a couple of our big advantages are just the closer you get to the ingress or the egress box, the better the accuracy and the easier it is to sort of take existing equipment, drop in new physical layer components and upgrade that box. So from that perspective, we think we’ve got very substantial advantages, which, of course, are primarily time to market base today. In terms of cooperation, yes we do cooperate with other folks who implement, typically, what I call the clock timing portions of the 1588 standards. These are companies like Semtech, Zarlink, et cetera, who provide what are called the filtering algorithms that typically work in conjunction with our products. We typically work in the data path, we do the time stamping, et cetera. We work in conjunction with those guys, and yes, we are providing cooperative efforts for customers.

Quinn Bolton - Needham & Company - Analyst

Sounds like I was thinking of some of the network processor vendors, sounds like folks like Integra and now PMC and Logic to an extent, you go up against those guys might be more competitors than potential partners, is that right?

Chris Gardner - Vitesse Semiconductor - President, CEO

That’s right. We would compete against an MPU. We would compete against FPGA solutions, and again, our primary advantage is exactly how we implemented our time stamping technology, the levels of classification that we provide and the accuracy level that we provide. We’re also, if you compare us to network processing solutions, those are more prevalent and probably more usable, sort of the higher-end of the metro and core carrier ethernet switch routers. As you hit the mobile access, price-power becomes a more dominant challenge and that’s where our FIs and our switch products are substantially more cost effective, substantially lower power than an MPU equivalent.

Quinn Bolton - Needham & Company - Analyst

Great. The second question I had was just looking at the China market, it sounds like you feel like you depleted a lot of the channel inventory, but it sounds like sort of China continued to be fairly soft. In your fourth quarter, do you expect to start to see a recovery back in the China business? I think you might have indicated that in the prepared script, but just a little bit more color on the China market, what you’re seeing from Chinese OEMs would be helpful.

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, and we’ve got we have 3 big customers in China. Huawei has typically been over 10%. You can tell they weren’t this quarter. They were one of our guys that was down sequentially. ZTE, fiber home, and then a bunch of smaller Tier 2s are in our top 10 in China.

One of the things we noted is we had a couple of guys up sequentially in Q2. Those two guys were down sequentially in Q3. So that’s really what lends to us believe there was some additional buying that maybe accelerated their business a little bit in Q2 and they had to kind of burn through that here in Q3. Looking at Q4, we tend to see a little bit more stable and not up big, but starting to move towards the more normal trend.

Quinn Bolton - Needham & Company - Analyst

Okay, great. And then last question for me, you had a good quarter in IP revenue in fiscal third quarter. Any sense of the $35 million to $38 million, what percent of that would come from IP revenue in the fourth quarter? Is that 4% to 6% of total a good range, or is there another number we should be thinking about?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, so we don’t break that out. We kind of try to give you some hints on the margin. So I would say we’re probably over the next couple quarters that IP as a percent of revenue will sort of decline slowly from where it is. That’s probably our expectation right now, but it is difficult for us to forecast that number exactly, because these deals are fairly large and the timing of them is very difficult to estimate.

Quinn Bolton - Needham & Company - Analyst

Tend to be lumpy, I would say imagine, just due to the nature of the business?

Chris Gardner - Vitesse Semiconductor - President, CEO

Exactly.

Quinn Bolton - Needham & Company - Analyst

Okay, great. Thank you very much.

Operator

Next question comes from Dave King with B Riley.

Chris Gardner - Vitesse Semiconductor - President, CEO

Dave, are you there?

Operator

Dave, your line is open.

David King - B. Riley & Company - Analyst

Hello?

Chris Gardner - Vitesse Semiconductor - President, CEO

Hi, Dave. We can hear you.

David King - B. Riley & Company - Analyst

Oh, okay, great. Yes, I guess the first question is couple of numbers. Can I get the depreciation? And what is your CapEx volume for the remainder of the year?

Chris Gardner - Vitesse Semiconductor - President, CEO

Can you just repeat the last piece, what was—

David King - B. Riley & Company - Analyst

Yes, CapEx for second half for your budget?

Chris Gardner - Vitesse Semiconductor - President, CEO

All right, Dave. Breakdown on the depreciation and amortization was about $840,000 on the depreciation and the remainder of $60,000 for the amortization, and the capital expenditures ran in the quarter about $700,000. We expect about the same amount for the second — I mean for the last quarter of the year.

David King - B. Riley & Company - Analyst

Sure. Got it. And then just, Chris, just to clarify your comment about, when you talked about 1588 FIs, you said $7 million, 2012, is that calendar or fiscal 2012?

Chris Gardner - Vitesse Semiconductor - President, CEO

That’s fiscal.

David King - B. Riley & Company - Analyst

Fiscal. Got it. And just on the margins, I guess the fact that you declined from 62% in March quarter, that was mainly just lower volume, and so what’s driving higher gross margin or product margin target going forward? Your margin target increased by a couple of percentage points from your previous target.

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, couple things, we’ve been kind of floating in the high 50s now for a few quarters and we think we can run the business at that new target, particularly again if the target is sort of set at $45 million in revenue. The pressure on margins we talked about in the last call is due to having a couple of quarters here of underutilized factory, right?

So as those, as that rolled off the balance sheet, we go through the turns, we’re seeing a couple points of pressure downward on the margins. We expect that to sort of be a short-term thing and we may suffer through that for a quarter or two. Once that rolls off, we expect the margin to kind of back up to the mid, mid 60 or mid of the range, which is in the 60% range.

David King - B. Riley & Company - Analyst

Got it, and then regarding your guidance, so you won’t break out the IP how about any color as far as carrier versus enterprise? What our expectation for the September quarter?

Chris Gardner - Vitesse Semiconductor - President, CEO

It’s probably about the same as we had this quarter. We may have a little more strengthening on the carrier side compared—

David King - B. Riley & Company - Analyst

You’re counting on — is that because of Chinese customers coming back?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, a little bit. We’re not seeing a big comeback, but we’ve also in the quarter continued to see slowdown in the optical module stuff, our 10 gig PMD products, selling them into the enterprise modules where we’re not convinced that that’s going to roll back, so that will hold the enterprise a little bit.

David King - B. Riley & Company - Analyst

Okay, great. Thank you.

Operator

Your next question comes from Bob Sales with LMK Capital Management.

Bob Sales - LMK Capital Management - Analyst

Hi, can you hear me? I’m on a cell phone today.

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, we can hear you.

Bob Sales - LMK Capital Management - Analyst

A couple of questions. You did a great job talking about the mobile access wireless back haul wins. I assume you expect growth in your enterprise business in fiscal year 2012. I think it was last quarter you talked a little bit about some enterprise switch wins. Can you expand just a little bit on where you’re seeing success in the enterprise?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, so our primary focus on the enterprise has been at the layer two SME segment, sort of 8 to 16 to 24 port layer two unmanaged and moving more to managed. Our prior generation product, we had a lot of play in the unmanaged business. This time, we’re getting more penetration to the managed segment, which will afford us a little bit better margins. We have engaged with a lot of different customers, including many — most of the ODMs in Taiwan and many in China. We have a lot of design going on with our products.

In that segment, we’re a little careful to call design wins, because those products are fairly easy for customers to do 2 different SKUs and run us versus our competitor. We do expect this quarter to claim a pretty broad variety of wins, probably anywhere between 5 and 7 different customers, many of which we’ve already started to ship what I would call very early pre-production, hundreds moving up to thousands of units. So I think this quarter will be when that starts to take off and I think that will be a nice enterprise side ramp for us over the course of 2012.

Bob Sales - LMK Capital Management - Analyst

And as you look throughout all of fiscal year 2012, do you expect more growth at this point on the carrier side or the enterprise side?

Chris Gardner - Vitesse Semiconductor - President, CEO

We expect it actually to be about even. And that’s one of the things we’re looking at hard. Typically the enterprise guys will ramp quicker and so when some of these ODMs start moving in the SME side, we would expect that to see that movement sort of in the first half and then the carrier guys to catch up towards the second half of the year. So we do expect the growth in 2012 to be a little bit back-end loaded into the second half of the year, starting here in Q4 and then accelerating towards the end of 2012.

Bob Sales - LMK Capital Management - Analyst

And the main question I had was, you talk a little bit about continuing to streamline your operating expenses. Can you talk, expand just a little bit about what you’re doing there, whether it’s more offshore engineering or more detail there?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, we had a little bit of that. I don’t know if I would say we’re offshoring. We do a lot of software development in India and we’re really going to mix of more software compared to hardware that is chip design, so that kind of naturally lends itself to folks into our Hyderabad facility in India. So there’s been some of that.

Part of it is just because of the tremendous number of new products we’ve put into the market in 2010 heavily weighted, a lot of development costs, such as mask, such as boards, test fixtures, et cetera. And that was really a fairly unusual wave, double the number of products we would normally deploy in a single year. So as that wave kind of passes through, we’ve been able to trim some of our expenses. Some of that’s been on the R&D side, and we’re continuing to work really hard on the SG&A side as well, mostly just more efficiency, trying to watch every penny and we, for example, on the R&D side, we’ve actually over the last year, I think remained just about flat on head count, while we brought the R&D down pretty substantially.

Bob Sales - LMK Capital Management - Analyst

Okay. Thank you. I’ll hop back into the queue.

Operator

That concludes the Q&A portion. I’ll turn the conference back over to Mr. Gardner.

Chris Gardner - Vitesse Semiconductor - President, CEO

Okay. All right. Well, thank you, everybody. We appreciate spending time with us this afternoon, and look forward to talking to everyone next quarter. Thank you.

Operator

That does conclude today’s conference call. You may now disconnect.

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